UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
July 25, 2006

Date of Report (Date of earliest event reported)
CARDIAC SCIENCE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51512	94-3300396
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)
(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Cardiac Science Corporation (the “Company”) has re-scheduled its 2006 annual meeting of stockholders from Friday, July 28, 2006 to Friday, October 27, 2006. The decision to postpone the annual meeting was made in part due to the Company’s evaluation of its compliance with Nasdaq’s rule requiring a majority of the board of directors to be independent in the wake of the resignation of an independent director in May 2006. That evaluation was dependent in part on interpretive advice sought from Nasdaq, which was recently obtained. Based on the outcome of that evaluation, the Company does not expect our board of directors to nominate a director to fill the vacancy created by the resignation of that independent director. The Company's board of directors has determined that a majority of the current directors are independent, and the Company intends to maintain a board of directors composed of at least a majority of independent directors in the future.
     Proposals of stockholders that are intended to be presented at the 2006 annual meeting must be received by us a reasonable time before we begin to print and mail it proxy materials, which we expect to occur on or before September 22, 2006, in order to be included in the proxy statement and proxy relating to that annual meeting. A stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and such stockholder must continue to own such stock through the date of the meeting. If we do not receive notice of a stockholder proposal a reasonable time before mailing the proxy materials, the persons named as proxies in the proxy statement for the 2006 annual meeting of stockholders will have discretionary authority to vote on such proposal at the meeting. Stockholders are also advised to review our bylaws that contain additional requirements with respect to advance notice of stockholder proposals and director nominations. These advance notice provisions apply regardless of whether a stockholder seeks to include such proposals in the proxy statement relating to the 2006 annual meeting of stockholders.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARDIAC SCIENCE CORPORATION
By:	/s/ Michael K. Matysik
Michael K. Matysik
Senior Vice President and Chief Financial Officer

Dated: August 2, 2006